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                                                                   EXHIBIT 10.10



                              EMPLOYMENT AGREEMENT
                          WITH SILVERLEAF RESORTS, INC.


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made between SILVERLEAF RESORTS, INC., a Texas corporation ("Silverleaf"), and SHARON K. BRAYFIELD (the "Employee").


                                    RECITALS:

         A. Employee is a key executive officer and employee of Silverleaf; and

         B. Silverleaf and Employee desire to continue the employment of Employee and to agree on the terms of Employee's continued employment.

         NOW, THEREFORE, in consideration of the premises and terms hereinafter set forth, the parties agree as follows:


                                   AGREEMENT:

         SECTION 1. EMPLOYMENT. Employee's employment with Silverleaf as President is hereby continued, effective as of the Effective Date and for an initial period of two (2) years from the Effective Date (the "Term"), unless sooner terminated pursuant to the termination provisions of this Agreement. Employee may not engage in other employment while he or she is in the employ of Silverleaf pursuant to this Agreement.

         SECTION 2. DUTIES. Employee agrees to devote such time, attention and energies as are necessary to fulfill his or her duties as specified by the Board of Directors of Silverleaf from time to time. Employee further agrees that he or she will promote the best interests and welfare of Silverleaf and shall perform any and all duties to the best of his or her abilities. The Employee shall:

                  (a) NON-COMPETITION: Not render to others, during his or her employment with Silverleaf, service of any kind for compensation or promote, participate or engage in any other business activity which would conflict or interfere with the performance of his or her duties or loyalty under this Agreement, including, but not limited to, participating in the promotion or sale of products or services for a competitor of Silverleaf or otherwise engage in business with such competitor;

                  (b) REGULATORY LAWS: Abide by all applicable statutes, rules and regulations of each State in which services may be rendered; and

                  (c) SILVERLEAF RULES: Abide by all rules and regulations issued by Silverleaf, which are pertinent to Employee's duties and obligations.



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         SECTION 3. COMPENSATION. As compensation for the services rendered pursuant to this Agreement:

                  (a) BASE COMPENSATION: Silverleaf shall pay Employee base compensation computed at the annual rate of Four Hundred Thirty Five Thousand and No/100 Dollars ($435,000.00), payable in semi-monthly payments on the 1st and 15th days of each month.

                  (b) INCENTIVE COMPENSATION: Employee shall be entitled to participate in any bonus, incentive, stock option or other compensation plans of Silverleaf only to the extent the Board of Directors of Silverleaf may deem appropriate from time to time.

                  (c) COMPANY VEHICLE: Silverleaf shall furnish Employee a company owned vehicle for use by Employee in performing his or her duties, and Silverleaf shall pay all expenses associated therewith.

                  (d) FRINGE BENEFITS: Silverleaf shall provide Employee health insurance under its group plan as it may exist from time to time. The cost of any coverage of any of the Employee's family members under Silverleaf's group plan shall be paid by the Employee. The Employee shall also be entitled to such vacation time, sick leave and other fringe benefits as may be specified by the Board of Directors of Silverleaf from time to time for its executive personnel.

         SECTION 4. TERMINATION PAYMENTS. If Employee voluntarily terminates his or her employment or if Silverleaf terminates Employee's employment for Good Cause, the payment to Employee of all compensation earned to the date of termination shall be in full satisfaction of all of Employee's claims against Silverleaf under this Agreement and Employee shall be entitled to no other termination pay. If Employee's employment is terminated by Silverleaf, other than for Good Cause, then Employee shall be entitled to termination pay equal to the unpaid amount of the Employee's base compensation set forth in Subsection 3(a), payable in semi-monthly payments on the 1st and 15th days of the remaining months during the Term of this Agreement. For purposes of the preceding provisions: Good Cause shall be deemed to exist if Employee:

                           [1] Willfully breaches or habitually neglects the
                  duties that the Employee is required to perform under the terms of this Agreement;

                           [2] Willfully violates reasonable and substantial
                  rules governing employee performance;

                           [3] Refuses to obey reasonable orders in a manner
                  that amounts to insubordination; or

                           [4] Commits clearly dishonest acts toward Silverleaf.



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Additionally, no severance pay shall be payable if Employee's employment is terminated because of Employee's death, or Employee's incapacity due to Employee's physical or mental illness.

                  SECTION 5. CONFIDENTIALITY.

                  (a) NONDISCLOSURE AND NONUSE: Employee acknowledges that during his or her employment with Silverleaf, he or she may have access to and become acquainted with Silverleaf Confidential Information, as defined below. Except as Employee's duties during his or her employment with Silverleaf may require or Silverleaf may otherwise consent in writing, Employee agrees that he or she shall not at any time disclose or use, directly or indirectly, either during or subsequent to his or her employment with Silverleaf, any Silverleaf Confidential Information.

                  (b) CONFIDENTIAL INFORMATION: For purposes of the foregoing provisions, "Silverleaf Confidential Information" shall mean (1) any and all confidential and proprietary business information and trade secrets concerning the business and affairs of Silverleaf and its affiliates, including but not limited to all marketing, sales and lead generation techniques, know-how and studies, customer and lead lists, current and anticipated customer requirements, price lists, business plans, training programs, computer software and programs, and computer software and data-base technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (2) any and all information concerning the business and affairs of Silverleaf and its affiliates (including but not limited to their historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented), and (3) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Silverleaf and its affiliates containing or based, in whole or in part, on any information included in the foregoing.

         SECTION 6. NON-INTERFERENCE. Employee further agrees that during his or her employment and at all times thereafter, Employee shall not, either on his or her own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation: (1) carry on or be engaged or interested directly or indirectly in, or solicit, the manufacture or sale of goods or provision of services to any person, firm or corporation which, at any time during his or her employment has been or is a customer or in the habit of dealing with Silverleaf or its affiliates in their business, (2) endeavor, directly or indirectly, to canvas or solicit in competition with Silverleaf or its affiliates or to interfere with the supply of orders for goods or services from or by any person, firm or corporation which during this or her employment has been or is a supplier of




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goods or services to Silverleaf or its affiliates, or (3) directly or indirectly solicit or attempt to solicit away from Silverleaf or its affiliates any of its officers, employees or independent contractors or offer employment or business to any person who, on or during the 6 months immediately preceding the date of such solicitation or offer, is or was an officer, employee or independent contractor of Silverleaf or its affiliates.

         SECTION 7. NONCOMPETITION.

                  (a) COVENANT: Employee covenants and agrees that he or she shall not, for a period of two (2) years from and after the effective date of any Termination, working alone or in conjunction with one or more other persons or entities, for compensation or not, permit his or her name to be used by or engage in or carry on, directly or indirectly, either for himself or herself or as a member of a partnership or other entity or as a stockholder, investor, officer or director of a corporation or as an employee, agent, associate or contractor of any person, partnership, corporation or other entity, any business in competition with the business of Silverleaf or its affiliates, as carried on by Silverleaf or its affiliates immediately prior to the effective date of any Termination, but only for as long as such business is carried on by (1) Silverleaf or its affiliates or (2) any person, corporation, partnership, trust or other organization or entity deriving title from Silverleaf or its affiliates to the assets and goodwill of the business being carried on by Silverleaf or its affiliates immediately prior to the effective date of any Termination, in any county of any state of the United States in which Silverleaf or its affiliates conducts such business or markets the products of such business immediately prior to the effective date of any Termination.

                  (b) TOLLING. If Employee violates any covenant contained in this Section, then the term of such violated covenant shall be tolled for the period commencing on the commencement of such violation and ending upon the earlier of (1) such time as such violation shall be cured by Employee to the reasonable satisfaction of Silverleaf, (2) final adjudication (including appeals) of any action filed for injunctive relief or damages arising out of such violation, and (3) the expiration of 24 months after Termination during which no violation of the covenant has occurred.

                  (c) REFORMATION. If, in any judicial proceeding, the court shall refuse to enforce any covenant contained in this Section because the time limit is too long, it is expressly understood and agreed between Silverleaf and Employee that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenant. If, in any judicial proceeding, the court shall refuse to enforce any covenant contained in this Section because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Silverleaf and/or its affiliates, it is expressly understood and agreed between Silverleaf and Employee that for purposes of such proceeding the geographic


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         area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenant.

         SECTION 8. INJUNCTIVE RELIEF. Employee acknowledges that a breach of Sections 5, 6, or 7 hereof would cause irreparable damage to Silverleaf and/or its affiliates, and in the event of Employee's breach of the provisions of Sections 5, 6 or 7 hereof, Silverleaf shall be entitled to a temporary restraining order and an injunction restraining Employee from breaching such Sections without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Employee. Nothing shall be construed as prohibiting Silverleaf from pursuing any other available remedies for such breach, including the recovery of damages from Employee. Employee acknowledges that the restrictions set forth in Sections 5, 6 and 7 hereof are reasonable in scope and duration, given the nature of the business of Silverleaf and its affiliates. Employee agrees that issuance of an injunction restraining Employee from breaching such Sections in accordance with their terms will not pose an unreasonable restriction on Employee's ability to obtain employment or other work following the effective date of any Termination.

         SECTION 9. EMPLOYEE INVESTMENTS. Anything to the contrary herein notwithstanding, Employee: (1) shall not be prohibited from investing his or her assets in such form or such manner as will not, in the aggregate, detract from the performance by Employee of his or her duties hereunder and will not violate the provisions of Sections 5, 6 or 7 hereof; and (2) shall not be prohibited from purchasing stock in any publicly traded company solely as a stockholder so long as Employee does not own (together or separately or through his or her affiliates) more than two percent (2%) of the stock in any company, other than Silverleaf, which is engaged in the timeshare business.

         SECTION 10. EMPLOYEE'S REPRESENTATIONS. Employee represents and warrants that he or she is free to enter into and perform each of the terms and conditions hereof, and that his or her execution and performance of this Agreement does not and will not violate or breach any other Agreement between Employee and any other person or entity.

         SECTION 11. TERMINATION. This Agreement shall terminate upon the expiration of its Term, or prior thereto: (1) upon written notice by either party, at any time and for any or no reason whatsoever, at least thirty (30) days prior to the effective date of the termination; or (2) as of the end of the month of Employee's death or incapacity due to Employee's physical or mental illness as determined in Silverleaf's sole discretion (the "Termination"). The Term of this Agreement may be extended only by the written agreement of Employee and Silverleaf.

         SECTION 12. RETURN OF MATERIALS AND VEHICLES: Employee understands and agrees that any training manuals, sales and promotional material, vehicles or other equipment provided to him or her by Silverleaf in connection with this Agreement shall remain the sole property of Silverleaf, and shall be used by the Employee exclusively for Silverleaf's benefit. Upon termination of this Agreement, any such material, vehicles or other equipment shall be immediately returned to Silverleaf.


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         SECTION 13. NON-BINDING ALTERNATE DISPUTE RESOLUTION. Except for
actions brought by Silverleaf pursuant to Section 8 hereof:

                  (a) AGREEMENT TO UTILIZE: The parties shall attempt to settle any claim or controversy arising from this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation prior to the commencement of any legal action. If such attempts fail, then the dispute shall be mediated by a mutually-accepted mediator to be chosen by the parties within forty-five (45) days after written notice demanding mediation is sent by one party to the other party. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties shall share the costs of the mediation equally. By mutual written agreement, however, the parties may postpone mediation until they have completed some specified but limited discovery regarding the dispute. The parties may also agree to replace mediation with any other form of alternate dispute resolution ("ADR") available in Texas, such as a mini-trial or arbitration.

                  (b) FAILURE TO RESOLVE: Any dispute which the Parties cannot resolve through negotiation, mediation or any other form of ADR, within six (6) months of the date of the initial demand for mediation, may then be submitted to the appropriate court for resolution. The use of negotiation, mediation, or any other form of ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

         SECTION 14. WAIVER. Silverleaf's failure at any time to require performance by Employee of any of the provisions hereof shall not be deemed to be a waiver of any kind nor in any way affect the rights of Silverleaf thereafter to enforce the provisions hereof. In the event that either party to this Agreement waives any provision of this Agreement or any rights concerning any breach or default of the other party hereto, such waiver shall not constitute a continuing waiver of any such provision or breach or default of the other party hereto.

                  SECTION 15. SUCCESSORS, ASSIGNS, BENEFIT.

                  (a) SILVERLEAF SUCCESSORS: The provisions of this Agreement shall inure to the benefit of and be binding upon Silverleaf, its successors, assigns and other affiliated entities, including, but not limited to, any corporation or other entity which may acquire all or substantially all of Silverleaf's assets or with or into which Silverleaf may be consolidated, merged or reorganized. Upon any such merger, consolidation or reorganization, the term "Silverleaf" as used herein shall be deemed to refer to any such successor.

                  (b) NO ASSIGNMENT BY EMPLOYEE: The parties hereto agree that Employee's services hereunder are personal and unique, and that Silverleaf is executing this Agreement in reliance thereon. This Agreement shall not be assignable by Employee.


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         SECTION 16. SEVERABILITY. If one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but shall be deemed stricken and severed from this Agreement and the remaining terms of this Agreement shall continue in full force and effect.

         SECTION 17. GOVERNING LAW AND VENUE. This Agreement shall be deemed to have been made and entered into in the State of Texas and its validity, construction, breach, performance and operation shall be governed by the laws of that state. The obligations hereunder of Silverleaf shall be performable in Dallas County, Texas, and venue for any suit involving this Agreement shall lie exclusively in Dallas County, Texas.

         SECTION 18. ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding between the parties with respect to the employment of Employee, and no other representations, warranties or agreements whatsoever have been made by Silverleaf to Employee. Further, this Agreement may not be modified or amended except by another instrument in writing executed by both of the parties.

         SECTION 19. NOTICES. All notices and communications under this Agreement shall be sent to the parties at the following addresses or such other addresses that the parties may subsequently designate in writing.

                  (a)      SILVERLEAF:

                           Silverleaf Resorts, Inc.
                           Attention: Robert E. Mead, Chief Executive Officer 1221 Riverbend, Suite 120
                           Dallas, Texas 75247

                  (b)      EMPLOYEE:

                           SHARON K. BRAYFIELD
                           2135 Texas Ash
                           Irving, Texas 75063

         SECTION 20. SECTION HEADINGS. Section and paragraph headings are inserted herein only for convenience and shall not be used to interpret any of the provisions hereof.

         SECTION 21. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same original.



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         SECTION 22. EFFECTIVE DATE. This Agreement is executed on the date set forth below, but shall be effective as of _______________________ , 2002 (the "Effective Date").


         Executed this 18th day of April , 2002.
                       ---         -----



                                    "SILVERLEAF"

                                    SILVERLEAF RESORTS, INC.


                                    By: /s/ Robert E. Mead
                                        ---------------------------------------
                                        ROBERT E. MEAD, Chief Executive Officer


                                    "EMPLOYEE"



                                    /s/ Sharon K. Brayfield
                                    -------------------------------------------
                                    SHARON K. BRAYFIELD




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